As filed with the Securities and Exchange Commission on June 17, 1998
                           Registration No. 333-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     TECHNICAL CHEMICALS AND PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

               Florida                                       65-0308922
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                               Identification No.)
                              3341 S.W. 15th Street
                          Pompano Beach, Florida 33069
                                 (954) 979-0400
          (Address of principal executive offices, including zip code)
                               ------------------
                              Jay E. Eckhaus, Esq.
                     Technical Chemicals and Products, Inc.
                              3341 S.W. 15th Street
                          Pompano Beach, Florida 33069
                                 (954) 979-0400
                 (Name, address and telephone number, including
                        area code, of agent for service)

                                 With a Copy to:
                           Teddy D. Klinghoffer, Esq.
                         Stearns Weaver Miller Weissler
                           Alhadeff & Sitterson, P.A.
                       150 West Flagler Street, Suite 2200
                              Miami, Florida 33130
                                 (305) 789-3200

                  Approximate date of commencement of proposed
                 sale to the public: from time to time after the
                  effective date of the Registration Statement.
                           ---------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                           ---------------------------

                         Calculation of Registration Fee

                                                                      Proposed              Proposed
                                                                      maximum                maximum             Amount of
           Title of securities               Amount to be          offering price           aggregate           registration
            to be registered                 registered(1)          per share(2)        offering price(2)          fee(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share      4,355,382             $8.3125              $36,204,113             $10,681
======================================== ===================== ====================== ===================== ====================

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of an estimated 4,055,382 shares issuable upon conversion of 15,000 shares of Series A Convertible Preferred Stock and an additional 300,000 shares issuable upon the exercise of certain warrants (the "Warrants"). For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series A Convertible Preferred Stock based on a conversion price of $8.24 and 200% of the number of shares issuable upon the exercise of the Warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 on the basis of the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on June 12, 1998

(3) Registration Fee calculated in accordance with Rules 457 on the basis of the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on June 12, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), might determine.

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



         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1998

                                4,355,382 SHARES
                    OF TECHNICAL CHEMICALS AND PRODUCTS, INC.
                                  COMMON STOCK
                      ------------------------------------

     This Prospectus covers up to (i) 4,355,382 shares of Common Stock, $0.001 par value (the "Common Stock") of Technical Chemicals and Products, Inc. ("TCPI" or the "Company") and (ii) in accordance with Rule 416, such indeterminate number of additional shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (as defined below) as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) (collectively, the "Shares"), which may be offered and sold from time to time by the selling shareholder named herein (the "Selling Shareholder"). The Company will receive no part of the proceeds of such sales.

         The Shares were issued, or are issuable, to the Selling Shareholder upon conversion of 15,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and (ii) exercise of those certain Warrants (the "Warrants") to purchase up to 150,000 shares of Common Stock, each that were issued pursuant to a private placement on May 18, 1998 (the "Private Placement"). For additional information concerning the Private Placement, see "Issuance of Common Stock to Selling Shareholder."

         The Selling Shareholder of its respective pledgees, donees, transferees or other successors in interest intend to sell the Shares offered hereby from time to time in one or more transactions (which may involve block transactions) effected on the NASDAQ National Market ("NASDAQ") (or any national securities exchange or United States inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market of such exchange, in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions directly, or indirectly, though broker-dealers, underwriters or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Shareholder and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). The Company will bear all expenses with respect to the offering of the Shares, except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the Selling Shareholder. To the extent required, the specific shares of Common Stock to be sold, the name of the Selling Shareholder, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholder" and "Plan of Distribution."

         The Company's Common Stock is traded on NASDAQ under the symbol "TCPI." The last reported sales price of the Common Stock on NASDAQ on June 12, 1998 was $8.375 per share.

INVESTMENT IN THE COMPANY'S COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 4-11.
                      ------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      ------------------------------------

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this Prospectus in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer, or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date of this Prospectus or that the information herein is correct as of any time subsequent to its date.

                The date of this Prospectus is ___________, 1998.

                                TABLE OF CONTENTS


                                                                         PAGE

Available Information.......................................................2
Information Incorporated by Reference.......................................3
The Company.................................................................4
Risk Factors......................................  ........................5
Selling Shareholder........................................................11
Issuance of Common Stock to Selling Shareholder............................12
Plan of Distribution.......................................................12
Transfer of Agent and Registrar............................................13
Legal Matters..............................................................13
Experts  ..................................................................13



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy and information statements and other information, with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act, relating to its business, financial statements and other matters. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, N.Y. 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.
Such information is also available on the internet at http://www.sec.gov.

         This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the SEC with respect to the securities to which the Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the SEC. In addition, certain documents filed by the Company with the SEC have been incorporated in this Prospectus by reference. See "Information Incorporated by Reference." For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement including the exhibits thereto and the documents incorporated herein by reference. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

         The Common Stock is listed on the NASDAQ and reports and proxy statements and other information concerning the Company also can be inspected at the offices of the NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006-1500.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by the Company are incorporated herein by this reference:

                  (1) The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997, filed with the SEC on March 27, 1998.

                  (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, filed with the SEC on May 15, 1998.

                  (3) The Company's Current Report on Form 8-K, dated May 19, 1997, filed with the SEC on May 21, 1998.

                  (4) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated January 20, 1995 including any report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO TECHNICAL CHEMICALS AND PRODUCTS, INC., 3341 S.W. 15TH STREET, POMPANO BEACH, FLORIDA 33069; TELEPHONE (954) 979-0400; ATTENTION:
JAY E. ECKHAUS, ESQ.

                                   THE COMPANY

     TCPI is principally engaged in the design, development, manufacture and marketing of a wide range of point-of-care medical diagnostic products for use in physician offices, at home and at other healthcare locations. In addition, through its Pharmetrix Division, the Company is focused on the research, development and commercialization of transdermal and mucosal drug delivery systems and skin permeation enhancers. TCPI manufactures and markets more than 47 patented membrane-based diagnostic tests in the U.S. and internationally -- 26 of which have received 510(k) clearance from the United States Food and Drug Administration (the "FDA"). In addition, the Company has over 20 other diagnostic and transdermal drug delivery products in various stages of development and governmental approval. Foremost in TCPI's product development portfolio is its TD Glucose(TM) Monitoring System (the "TD Glucose System") -- an innovative non-invasive glucose testing system for diabetics. The Company's diagnostic products also include tests and screens for cholesterol monitoring, pregnancy, ovulation timing, urinary glucose levels, urinary tract infection, skin cancer, deteriorating vision, infectious diseases, drugs of abuse, cardiac markers and certain types of cancer. TCPI's transdermal drug delivery products focus on hormone replacement therapy, cardiovascular disease, smoking addiction and other areas. As used in this Prospectus, unless otherwise indicated, the terms "Company" and "TCPI" include all of the Company's subsidiaries, including the Company's wholly-owned subsidiary, Health-Mark Diagnostics, L.L.C. ("Health-Mark").

         The Company was incorporated in Florida on January 30, 1992. The Common Stock is traded on NASDAQ under the symbol "TCPI." The Company's executive offices are located at 3341 S.W. 15th Street, Pompano Beach, Florida 33069, and its telephone number is (954) 979-0400.


                                  RISK FACTORS

         Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this Prospectus before deciding to invest in the Common Stock offered hereby.

         This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), which represent the Company's expectations or beliefs including, but not limited to, statements regarding growth in sales of the Company's products, profit margins, the sufficiency of the Company's cash flow for its future liquidity and capital resource needs and the Company's plans, objectives and intentions. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results might differ materially from those suggested or projected in the forward-looking statements. Some of the factors that may cause actual future events to differ from those predicted or assumed include: future advances in technologies and medicine; the uncertainties of health care reform; risks related to the early stage of the Company's existence and its products' development; the Company's ability to execute on its business plans; the Company's dependence on outside parties such as its key customers and alliance partners; competition from major pharmaceutical, medical and diagnostic companies; risks and expense of government regulation and affects of changes in regulation; the limited experience of the Company in manufacturing and marketing products; uncertainties connected with product liability exposure and insurance; risks associated with growth and expansion; risks associated with obtaining patents and other protections on intellectual property; uncertainties in availability of expansion capital in the future and other risks associated with capital markets. The Company may determine to discontinue or delay the development of any or all of its products under development at any time.

Significant Expenses; Growth and New Product Development; Research and
Development

     The Company commenced operations in January 1992 and since inception has been dedicated to manufacturing and marketing a wide range of internally-developed medical diagnostic products. The Company has committed and continues to commit substantial resources to its research and development efforts to develop and commercialize new diagnostic and transdermal drug delivery products, to conduct clinical trials necessary to bring its products under development to the market and to establish manufacturing and marketing capabilities. In order to support anticipated growth and new product development, the Company expects to incur significantly increased operating expenses and capital expenditures in the future and, as such, the Company believes that its results of operations in prior periods may not be indicative of results in future periods. The Company expects to continue to incur significant expenses in the second half of 1998, primarily as a result of the:
(i) increased research and development associated with the TD Glucose System and various transdermal drug delivery products and skin permeation enhancers and the commercialization and conducting of clinical trials of same; (ii) expansion of direct distribution of medical diagnostic products related to the national roll-out of the Company's HealthCheckTM brand and its private label business;
(iii) introduction of the Company's cholesterol monitoring system which can be used by physicians, laboratories and patients at home (the "One Step CholestoChek System"); and (iv) hiring of additional personnel and other costs associated with expansion of the Company's manufacturing facilities. Research and development expenditures for 1997 were $2.7 million primarily as a result of ongoing development of the Company's TD Glucose System, new diagnostic products and transdermal drug delivery systems being developed at the Company's Pharmetrix Division. As the Company increases its world-wide marketing efforts in 1998 it can be anticipated that costs associated with those efforts will increase. The Company's research and development expenditures are expected to increase to approximately $3.9 million in 1998.

Operating Losses; Future Capital Requirements

     The Company incurred a net loss of $2.17 million for the three months ended March 31, 1998 and $4.5 million and $2.55 million for the years ended December 31, 1997 and 1996, respectively. At March 31, 1998, the Company had an accumulated deficit of $10.6 million and positive working capital of $7.6 million. The Company had an accumulated deficit at December 31, 1997 and 1996 of $8.5 million and $3.9 million, respectively. The Company expects to continue to incur losses at least until significant sales, of the Company's products commence. There can be no assurance that the sales of such system shall ever commence or that the Company will generate significant revenues or achieve profitability.

     The Company believes that its existing cash balances and investment balances will be sufficient to fund the Company's cash requirements for at least the next twelve months. This estimate is based on certain assumptions, including assumptions concerning reasonable growth and revenues, and there can be no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. The Company's future working capital and capital expenditure requirements may vary materially from those now planned depending on numerous factors, including additional manufacturing scale-up for the Company's current and future products, possible future acquisitions, the focus and direction of the Company's research and development programs, competitive and technological advances, the results of preclinical and clinical trials, future relationships with corporate marketing partners, the FDA regulatory process and the Company's marketing and distribution strategy. If the Company's growth exceeds its plans, additional working capital may be needed. The Company is also exploring opportunities to secure additional manufacturing capabilities for its TD Glucose System as well as other future products, and such action may require additional capital. Additional working capital will be needed to fund the Company's operations as well as its growth plans. There can be no assurances that any additional financing will be available, that such financing would be on favorable terms to the Company, or that the Company will be successful in establishing such manufacturing capabilities. If the Company is unsuccessful in raising additional capital on a timely basis, it may be required to scale-back certain operations to better match expenses with near-term revenue generating opportunities. To the extent that capital requirements should exceed available funds, the Company would be required to delay capital expenditures, reduce inventory levels, scale-back certain operations to better match costs with revenues, slow the pace of hiring additional personnel, and seek additional equity and debt financing in order to continue its business operations.

Development Stage of Products

         Most of the Company's products are in various stages of development and have not yet been commercialized. Before the Company can commercially market its products in the United States, it must first conduct registration clinical trials using a version of the product designed for commercial sale, prepare a submission to the FDA and obtain permission for their distribution from the FDA. Generally, the Company must also seek approval from comparable agencies in foreign countries where it desires to distribute its products. The Company is in various stages of completing the development of, and completing the FDA and foreign clearance processes for products including infectious disease detection, drugs of abuse screening, cancer screening and other medical diagnostic testing and transdermal drug delivery products. The Company's principal product under development, the TD Glucose System, and various transdermal and mucosal drug delivery systems also have not yet received FDA approval. There can be no assurance however that the Company will be able to obtain the necessary FDA approvals for such products or that it will not experience significant delay and/or expense in obtaining approvals for the TD Glucose System or its other products, or that the Company's various products under development will be developed to a point at which they are ready to be submitted for FDA approval, each of which may adversely affect the Company's ability to market and sell its products. Even in the event the Company receives the necessary regulatory approvals, there can be no assurance that unforeseen problems will not occur in product manufacturing and commercial scale-up or marketing or product distribution, which could significantly delay the commercialization of such products, or prevent its market introduction entirely. Further, because of the Company's limited resources, it may be unable to complete the development of all of its planned drug delivery products and may only be able to complete the development of those products that it believes have the greatest potential for commercial success. There can be no assurance, however, that the products selected for development by the Company or which have received regulatory approval and are introduced into the market will in fact achieve any degree of commercial success.

Dependence on Key Customer and Key Products

     Approximately 56% of the Company's net sales for 1996 and appoximately 50% for 1997 were derived from sales to Boehringer Mannheim Italia. The principle products purchased were OneStep hCG Pregnancy(R) Test Slide, its OneStep hCG Pregnancy(R) Test Strip, its OneStep hCG Pregnancy(R) Midstream Wand and its OneStep(TM) LH Ovulation Test Strip.

     Although the Company shipped approximately $3.1 million to Boehringer Mannheim Italia during the year ended December 31, 1997, in February 1998 at Boehringer Mannheim Italia's request, the Company began direct shipment of finished goods to Boehringer Mannheim distribution centers and distributors with worldwide direct billing. Each distributor is now responsible for its own accounting. While this change in distribution impacts positively on the Company, any discontinuance of business from the various distributors may have a material adverse effect on the Company.

     In March 1997, the Company announced an exclusive marketing agreement with Boehringer Mannheim Argentina to distribute more than $50 million of the Company's new Diagnostic Products for infectious diseases, drug of abuse testing and cancer screens throughout South and Central America, Mexico and certain Caribbean nations over the next ten years. The acquisition of Boehringer Mannheim Group by LaRoche Holding HG of Basel, Switzerland, is resulting in a re-negotiation of the agreement which may result in material changes to the contract.

Substantial  Competition and Technological Change

         The markets in which the Company operates are highly competitive and subject to rapid technological change. A large number of companies are involved or are becoming involved in the development and commercialization of products incorporating diagnostic and drug delivery systems. Competitors include major pharmaceutical, medical diagnostic and chemical companies, many of which have considerably greater financial, technical, clinical and marketing than the Company. Such companies may improve existing drug formulations and products more efficiently than the Company or may design and develop new diagnostic and transdermal drug delivery products which are more accepted in the marketplace than the Company's products. Further, the markets in which the Company competes and intends to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change, and the Company expects competition to intensify as technological advances in such fields are made.

         Several of the Company's competitors have developed or may develop products that are similar in design and capability to the Company's existing products or products under development. The Company further anticipates that additional products for similar applications will be developed and marketed by the Company's competitors. The Company's transdermal products will compete with drugs marketed not only in similar drug delivery systems but also in traditional dosage forms such as oral administration, bolus injection and continuous infusion. New drugs, new therapeutic approaches or future developments in alternative drug delivery technologies, such as time-release capsules, liposomes and implants, may provide therapeutic or cost advantages over the drug delivery systems being developed by the Company.

         The Company's primary competitors in the glucose monitoring industry are expected to be companies that currently market "finger stick" method products. These companies have established products and distribution channels. In addition, a number of companies are engaged in the development of products using technology which is different than that used by the Company, but that are also intended to permit less painful or painless glucose monitoring. These technologies include infrared spectroscopy, which uses radiation to measure glucose levels, and a variety of methods (including, in one case, transdermal technology) to extract interstitial fluid and measure the glucose concentration therein. In addition, a number of companies have developed or are seeking to develop new drugs to treat diabetes which could reduce demand for glucose monitoring systems. Further, many of the Company's competitors and potential competitors have substantially greater resources, research and development staffs and facilities than the Company in developing, manufacturing and marketing glucose monitoring devices. The Company is not aware of any products under development that offer the range of benefits of the TD Glucose System; however competition within the glucose monitoring industry could adversely effect the Company's business and also result in price reductions for glucose monitoring devices such that the Company may not be able to sell the TD Glucose System at a price level adequate for the Company to realize a return on its investment. There can be no assurance that the Company will have the resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future or that it will successfully develop technologies and products that are more effective or affordable than those being developed by its competitors or that developments by its competitors will not be more accepted in the marketplace than the Company's products, including the TD Glucose System, or will not render the Company's products or technologies obsolete or noncompetitive. In addition, the Company's competitors may achieve patent protection, regulatory approval or commercialization earlier than the Company and gain competitive advantages relative to the Company.

Limited Manufacturing Experience

     During 1997 the Company significantly expanded its manufacturing capabilities and expects to continue to do so in 1998 in order to further reduce its dependence on third party contractors. In doing so, the Company will become further subject to the problems facing product manufacturers generally, including, without limitation, delays in receiving raw materials, rising prices for materials and the need to obtain and maintain equipment and avoid down time resulting from equipment failures. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Production of these products, especially in commercial quantities, will create technical, as well as financial, challenges for the Company and no assurance can be given that manufacturing or quality control problems will not arise. Certain of the Company's employees have substantial manufacturing experience.

     To the extent the Company uses third party manufacturers, there can be no assurance that the Company will be able to retain such manufacturers or obtain acceptable replacements, if necessary. A change in manufacturers without appropriate lead time coulld result in a material delay in the delivery of the Company's products and may subject the Company to less favorable price terms. Furthermore, although the Company has identified an alternate supply source with appropriate lead time could result in a material delay in the delivery of products to the Company's customers. Either of the foregoing could result in a material adverse change in the Company's customers. Either of the foregoing could result in a material adverse change in the Company's financial condition.

Risks Relating to Growth and Expansion

         Growth of the Company's business may significantly strain the Company's management, operations and technical resources. If the Company is successful in obtaining market penetration of its products, the Company will be required to deliver large volumes of quality products to its customers on a timely basis at a reasonable cost to those customers. Failure to manage growth effectively could have an adverse effect on the business of the Company. There can be no assurance, however, that the Company's business will achieve growth or that its efforts to expand its manufacturing and quality control activities will be successful or that it will be able to satisfy commercial scale production requirements on a timely and cost-effective basis.

Patents and Proprietary Technology

     The Company holds 22 United States and 29 foreign patents, and has five pending patent applications in the United States and more than 30 foreign patent applications pending. TCPI manufactures and markets more than 47 patented membrane-based diagnostic tests in the U.S. and internationally -- 26 of which have received 510(k) clearance from the FDA. With respect to such patents, there can be no assurance: (i) as to the degree or adequacy of protection any patents or patent applications may or will afford; (ii) that
                                       -7-
existing patent applications will mature into issued patents, or that the claim allowed under any patents will be sufficiently broad to protect the Company's technology; or (iii) that any patents issued to the Company will provide it with competitive advantages or will not be challenged by others, or if challenged, will be held valid, or that the patent of others will not have an adverse effect on the ability of the Company to conduct its business. In addition, the Company claims proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to its products and manufacturing processes. There can be no assurance as to the degree of protection these various claims may or will afford, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. It is the policy of the Company to protect its proprietary rights in its products and operations through contractual obligations, including non-disclosure agreements with certain employees, customers, consultants and strategic partners. These agreements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company and that all information related thereto shall be kept confidential and not disclosed to third parties except by consent of the Company or in other specified circumstances There can be no assurance, however, that these agreements will provide effective protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information or that the Company's trade secrets will not otherwise become known or be independently developed by its competitors.

         The Company's success will depend, in part, on its ability to protect, obtain or license patents, protect trade secrets and operate without infringing the proprietary rights of others. Although the Company does not believe that it is infringing any patents, proprietary rights or trade secrets of others, there can be no assurance that an infringement claim will not be asserted against the Company in the future. If the Company is found to be infringing any third party patents, proprietary rights or trade secrets, there can be no assurance that it will be able to obtain licenses with respect to such patents, proprietary rights or trade secrets on acceptable terms, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions or could find that the development, manufacture or sales of products requiring such licenses could be foreclosed. The Company could also experience a loss of revenues, an increase in costs and incur substantial expense for defending itself in lawsuits brought against it with respect to such patents, proprietary rights or trade secrets or engaging in lawsuits to enforce patents issued to the Company or to protect trade secrets or know-how owned by the Company. Further, no assurance can be given that the Company's current patents or any patents issued in the future will prevent other companies from independently developing similar or functionally equivalent products.

Dependence on Third Party Reimbursement and Uncertainty of Health Care Reform

         The Company's ability to successfully commercialize its products may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products and no assurance can be given that adequate third party reimbursement will be available for the Company to maintain price levels or volume sufficient for the realization of an appropriate return on its investment in its products. In certain international countries, the period of time needed to obtain such reimbursement can be lengthy. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products approved for marketing, and by refusing, in some cases, to provide any coverage for indications for which the FDA and other national health regulatory authorities have not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third party payors for uses of the Company's TD Glucose System or its other products, the market acceptance of these products would be adversely affected.

         Numerous health care reform proposals have been advanced in recent years that are aimed at changing the health care system in the United States. Although the Company believes that these proposals may lead to an increased emphasis on preventative measures and to an expanded market for the Company's products, third party health care payors may not share this view. The Company is unable to predict the outcome or the effect of the health care reform debate on its business and prospects.

Dependence on Key Personnel

         Because of the specialized, technical nature of the Company's business, the Company is highly dependent upon its ability to retain its current personnel and, in particular, Jack L. Aronowitz. Mr. Aronowitz was the founder of the Company and is presently the Company's President, Chief Executive Officer and Chairman of the Board. The Company is the sole beneficiary under a $16 million "key man" life insurance policy on the life of Mr. Aronowitz. In addition, the ability of the Company to effectively pursue its business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. In some cases, the market for these skilled employees is highly competitive, which makes it difficult to attract and retain key employees. There can be no assurance that the Company will be able to retain or recruit such personnel and the inability to do so could materially and adversely affect the Company's business, financial condition and results of operations.

Dependence on Outside Suppliers and Manufacturers

     The Company purchases, pursuant to written agreements with its key suppliers, the materials used to manufacture its products from single suppliers to obtain the most favorable price and delivery terms. Although the Company has identified an alternate supply source with respect to each of such materials, a change in the supplier of these materials without the appropriate lead time could result in a material delay in the delivery of products to the Company's customers. There can be no assurance that the Company would not be subject to less favorable price and delivery terms as a result of changing suppliers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective materials, supply shortages, increase in material costs and reduced control over delivery schedules, any or all of which could adversely affect the Company's financial results. Although the Company has identified alternate manufacturing sources as well, a change in manufacturers without the appropriate lead time could also result in a material delay in the delivery of the Company's products and subject the Company to less favorable price terms.

         The Company's TD Glucose System has not yet been manufactured for commercial sale. To successfully commercialize the TD Glucose System, the device will have to be manufactured in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining product quality and acceptable manufacturing costs. The Company anticipates that it will be responsible for most aspects of manufacturing the TD Glucose System. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance and shortages of personnel. There can be no assurance that the Company will be able to achieve and maintain product quality and reliability if and when producing the TD Glucose System in the quantities required for commercialization, nor that the TD Glucose System can be assembled and manufactured at an acceptable cost.

         The TD Glucose System will be manufactured from components to be purchased from outside suppliers, most of which are the Company's single source for such components. In the event the Company is unable to obtain these components from its suppliers, the Company would be required to obtain components  from alternate  suppliers.  Any  interruption  in the supply of such components could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has not experienced difficulty acquiring these materials for the manufacture of its products for sale or clinical trials, there can be no assurance that supply interruptions will not occur or that the Company will not have to obtain substitute vendors, if such vendors are available, which could require additional regulatory submissions and approvals. Any such interruption of supplies could have a material adverse effect on the Company's ability to develop, manufacture and sell its transdermal products.

Product Liability Exposure and Insurance

         The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of medical diagnostic and drug delivery products. To date, the Company has not experienced any material product liability claims, but any such claim arising in the future could have a material adverse effect on the Company's business, financial condition and results of operations. Potential product liability claims may exceed the amount of the Company's insurance coverage or may be excluded from coverage under the terms of the policy. There can be no assurance that the Company's existing insurance can be renewed at a cost and level of coverage comparable to that presently in effect, if at all. In the event that the Company is held liable for a claim against which it is not indemnified, or for damages exceeding the limits of its insurance coverage, or if any claim or product recall results in significant adverse publicity against the Company such claim or publicity could have a material adverse effect on the Company's business, financial condition and results of operations.

Control by Principal Shareholder

         Jack L. Aronowitz, President, Chief Executive officer and Chairman of the Board of the Company beneficially owns approximately 43% of the outstanding common stock and is in a position to exert substantial influence over the direction and policies of the Company and the outcome of matters submitted to a vote of the Company's shareholders, including election of the Company's directors.

Potential Adverse Market Impact of Shares Eligible For Future Sale

     Sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock. The Company had outstanding approximately 10,015,036 shares of Common Stock and 15,000 shares of Series A Preferred Stock as of June 1, 1998. As of June 17, 1998, approximately 1,596,500 shares of Common Stock were reserved for issuance upon exercise of the Company's outstanding options and warrants and an additional 3,406,045 shares of Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of the Warrants. Except for certain shares of Common Stock held by Mr. Aronowitz which he has agreed not to sell for a period of two years, all of the Company's outstanding shares of Common Stock are freely tradeable without restriction under the Securities Act unless held by affiliates of the Company. In addition, certain holders of Common Stock and securities convertible into or exercisable for shares of Common Stock have certain registration rights under a registration rights agreement among such holders and the Company.

Possible Dilution from Conversion of Series A Preferred Stock

        The number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock is not fixed and may result in substantial dilution to current stockholders. The sales of the underlying shares of Common Stock could adversely affect the market price of the Common Stock. As of June 1, 1998, 15,000 shares of the Company's Series A Convertible Preferred Stock were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series A Preferred Stock (as such value is increased by a premium based on the number of days the Series A Preferred stock is held) by the then current Conversion Price (which is determined by reference to the then current market price). If converted on June 1, 1998, the Series A Preferred Stock would have been convertible into approximately 1,661,270 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of Common Stock into which the Series A Preferred Stock may be converted are being registered pursuant to this Registration Statement. In the event the Company is not able to register the underlying Common Stock or the holders of the Preferred Stock are otherwise unable to sell the underlying Common Stock, the Company could be subject to various penalties, including the right of the holders of the Preferred Stock to cause redemption of the Preferred Stock at a premium.

Potential Volatility of Stock Price

         Future announcements concerning results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, changes in governmental regulations, developments in patent or proprietary rights of the Company or its competitors, including competitors' litigation, fluctuations in the Company's operating results and changes in general market conditions for medical diagnostic or pharmaceutical companies could cause the market price of the Common Stock to fluctuate substantially. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock. Historically, the market price of the Common Stock has been volatile.

Absence of Dividends

         The Company [has never paid cash dividends on its Common Stock] and does not intend to pay any cash dividends for the foreseeable future. The Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its businesses.

Anti-Takeover Provisions

         The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws") include certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. These provisions (the "Anti-Takeover Provisions") include a staggered Board of Directors, certain supermajority voting requirements with respect to removal of directors and amendments of the Articles of Incorporation and Bylaws, requirements concerning the filling of board vacancies, adoption of Florida's Control Share Acquisition Act, elimination of shareholder action by written consent, increase in the number of authorized shares of Common Stock from 25,000,000 to 100,000,000, creation of a class of "blank check" preferred stock and an increase in the percentage of shareholder votes required to call a special meeting of shareholders.


                               SELLING SHAREHOLDER

         The following table sets forth certain information with respect to the Selling Shareholder as of June 15, 1998, as follows: (i) the name and position or other relationship (if any) with the Company within the past three years of the Selling Shareholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by the Selling Shareholder prior to the offering hereby; and (iii) the number of shares of Common Stock being offered hereby.



                                                 Shares Beneficially Owned                           Shares Beneficially Owned
                 Selling Shareholder              Prior to the Offering(1)      Shares Offered(2)      After to th Offering

RGC Intrnational Investors, LDC                       4,355,382                   4,355,382                      0
____________________________________

     (1) The number of shares Common Stock listed under this column as beneficially owned by each Selling Shareholder has been estimated at 200% of the number of shares of Common Stock issuable upon exercise of the Series A Preferred Stock based upon a conversion price of $8.24, which conversion price was calculated as described below. Pursuant to the terms of the Series A Preferred Stock, if the Series A Preferred Stock had been actually converted on June 1, 1998, the conversion price would have been $9.05 at which price the Series A Preferred Stock would have been converted into approximately 1,661,270 shares of Common Stock. The number beneficially owned also include 150,000 shares of Common Stock issuable to the Selling Shareholder upon exercise of the Warrants (see "Issuance of Common Stock to Selling Shareholder"). In addition, pursuant to the terms of the Series A Preferred Stock, the shares of Series A Preferred Stock are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series A Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with
         Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for the Selling Shareholder may (i) exceed the number of shares of Common Stock that the Selling Shareholder could own beneficially at any given time through their ownership of the Series A Preferred Stock and (ii) does not reflect actual beneficial ownership of the shares of Common Stock prior to the offering. As a result, beneficial ownership of this Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.
(2) Assumes that the Selling Shareholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Shareholder will sell all or any of the Shares offered hereunder. The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Shareholder. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.


                 ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDER

     On May 18, 1998, the Company completed the private placement (the "Private Placement") of 15,000 shares of Series A Preferred Stock. The Series A Preferred Stock has a stated value of $1,000 per share, resulting in proceeds to the Company of approximately $15 million. The Company relied on Rule 506 of Regulation D under the Securities Act which, among other things, provides an exemption from the registration requirements of the Securities Act for sales to accredited investors (as defined by Rule 501(a) of Regulation D under the Securities Act). Each share of Series A Preferred Stock is convertible into Common Stock in accordance with the terms of the Articles of Incorporation. As additional consideration, the Company issued the Selling Shareholder warrants (the "Warrants") to purchase 150,000 shares of Common Stock at a maximum price per share equal to $11.89. The private placement was arranged by placement agents who received a fee of $487,500 plus a non-transferable option to purchase up to 1,200 additional shares of Series A Preferred Stock upon the same terms and conditions as the Selling Shareholder and expiring on December 31, 1998. Under the terms of the Private Placement, the Company agreed to file a Registration Statement on Form S-3 following the closing of the transaction to cover the shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock.


                              PLAN OF DISTRIBUTION

     The Shares May be sold or distributed from time to time by the Selling Shareholder or by pledges, donees, or transferees of or successors in interest, to, the Selling Shareholder, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at a negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods; (i) ordinary brokers transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the NASDAQ National Market,
(iii) purchases by brokers, dealers or underwriters as principal and resale by such purchases for their own accounts pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
(vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the selling Shareholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Share Holder. The Selling Shareholder or its successors in interest may also enter into option or other transaction with broker-dealers that require that delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commission from the Selling Shareholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to particular broker-dealer may be in excess of customary commissions). The Selling Shareholder and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor the Selling Shareholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Shareholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares. The Company has agreed to indemnify the Selling Shareholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payment the Selling Shareholder or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

     Each Selling Shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of , and limit the timing of purchases and sales of securities by, the Selling Shareholder and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

    Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Shareholder will sell any or all of the share of Common Stock offered by them hereunder.

     The Company has agreed to indemnify the Selling Shareholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payment the Selling Shareholder or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                          TRANSFER AGENT AND REGISTRAR

          The Transfer Agent and Registrar for the Common Stock is OTC Corporate Transfer Service at 9 Field Avenue, Hicksville, New York 11801


                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Museum Tower, 150 West Flagler Street, Miami, Florida 33130.


                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholder of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                  SEC registration fee................    $ 10,681
                  Legal fees and expenses.............      20,000
                  Accounting fees and expenses........       6,000
                  Miscellaneous expenses..............       3,319
                                                           ---------
                           Total......................     $40,000

Item 15.  Indemnification of Directors and Officers

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent permitted in such statute. With respect to the indemnification of the Registrant's directors and officers, the Registrant's Amended and Restated Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in existence now or hereafter. In addition, the Registrant carries insurance permitted by the laws of the State of Florida on behalf of its directors and officers which may cover liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. These provisions do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         In connection with this offering, the Selling Shareholder has agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholder and contained herein.

Item 16. Exhibits

     Exhibits:
     ---------

3.1* Articles of Amendment to the Articles of Incorporation, as filed with the Secretary of State of the State of Florida on May 18, 1998.

4.1* Stock Purchase Warrant for 150,000 shares of Common Stock at $11.89 per share expiring on May 19, 2003.

5.1   Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

10.1* Securities Purchase Agreement dated as of May 18, 1998.

10.2* Registration Rights Agreement dated as of May 18, 1998.

23.1  Consent of Ernst & Young LLP.

23.2 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).

24.1 Power of Attorney (included on the signature page of this Registration Statements).

99.1* Press Release dated May 20, 1998.
-----------------------------------------------------
* Incorporated by reference to identically numbered exhibit filed with Registrant's current report on Form 8-K, as filed on May 21, 1998.


Item 17.  Undertakings

(a)      The Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (1)(a)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant, has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, State of Florida, on the 17th day of June, 1998.

                                          TECHNICAL CHEMICALS AND PRODUCTS, INC.



                                           By:/s/ Jack L. Aronowitz
                                              ------------------------
                                              Jack L. Aronowitz
                                              President, Chief Executive Officer
                                              and Chairman of the Board



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack L. Aronowitz and Jay E. Eckhaus, and each of them acting alone, his true and lawful attorney-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates stated.

Signature                                             Title                                        Date


/s/ Jack L. Aronowitz                                 President, Chief Executive                   June 17, 1998
Jack L. Aronowitz                                     Officer and Chairman of the
                                                      Board (Principal Executive
                                                      Officer)

/s/ Martin Gurkin                                     Senior Vice President, Chief                 June 17, 1998
Martin Gurkin                                         Operating Officer and Director



/s/ Stuart R. Streger                                 Vice President, Chief Financial              June 17, 1998
Stuart R. Streger                                     Officer (Principal Financial
                                                      Officer and Principal Accounting
                                                      Officer)

/s/ Kathryn R. Harrigan                               Director                                     June 17, 1998
Kathryn R. Harrigan



/s/ Clayton Rautbord                                  Director                                     June 17, 1998
Clayton Rautbord



/s/ Noel Buterbaugh                                   Director                                     June 17, 1998
Noel Buterbaugh


































I:\W-RGST\35101\002\S-3.n2

                                   EXHIBIT 5.1
                                   -----------





                       [STEARNS WEAVER MILLER LETTERHEAD]





                                 June 17, 1998









         Re:      Technical Chemicals and Products, Inc.
                  Registration Statement on Form S-3

Gentlemen:

                  As counsel to Technical Chemicals and Products, Inc. a Florida corporation (the "Corporation"), we have examined the Articles of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the Corporation's Registration Statement on Form S-3 (the "Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act of 1933, in connection with the registration of 4,355,382 shares of the Corporation's Common Stock (the "Shares") upon the conversion of 15,000 shares of Series A Preferred Stock, par value $.001 per share (the "Preferred Stock") issued by the Corporation pursuant to the private placement (as defined in the Registration Statement) as of May 19, 1998.

                  In rendering this opinion, we have undertaken no independent review of the operations of the Corporation. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; (iii) the authenticity of the originals of such latter documents; (iv) that all factual information supplied to us is accurate, true and complete; and (v) the genuineness of all signatures. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of: (i) all representations and warranties as to factual matters contained in any of the documents submitted to us for purposes of rendering the opinion; and (ii) factual recitals made in the resolutions adopted by the Board of Directors of the Corporation. We have also assumed that the exercise price of each Share will be in excess of the par value of the Common Stock. We express no opinion as to federal securities laws or the "blue sky" laws of any state or jurisdiction.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares registered under the Registration Statement which will be issued upon the conversion of the Preferred Stock, if and when issued and delivered by the Corporation in accordance with the terms of the Preferred Stock, as the case may be, will be legally issued, fully paid and non-assessable.

                  This opinion is intended solely for the Corporation's use in connection with the registration of the shares and may not be relied upon for any other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur. We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         STEARNS WEAVER MILLER WEISSLER
                                         ALHADEFF & SITTERSON, P.A.

                                  EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 dated June 17, 1998) and related Prospectus of Technical Chemicals and Products, Inc. for the registration of 4,355,382 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 1998 with respect to the consolidated financial statements and schedule of Technical Chemicals and Products, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

Miami, Florida                                 Ernst & Young LLP
June 15, 1998